                                                                DQE Exhibit 23.1

                         Independent Auditors' Consent

   We consent to the incorporation by reference in Registration Statement No. 33-60966 of DQE, Inc. on Form S-3, Post Effective Amendment No. 3 to Registration Statement No. 33-29147 of DQE, Inc. on Form S-8, Registration Statement Nos. 33-66488 and 33-72582 of DQE, Inc. on Form S-8, Post Effective Amendment No. 1 to Registration Statement No. 33-46773 and Post Effective Amendment No. 1 to Registration Statement No. 33-87974 of DQE, Inc. on Form S-8 and Amendment No. 1 to Registration Statement No. 333-32433 of DQE, Inc. on Form S-4 of our reports dated January 26, 1999, appearing in and incorporated by reference in this Annual Report on Form 10-K of DQE, Inc. for the year ended December 31, 1998.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
March 25, 1999